Exhibit 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                    AMONG
                          CALIFORNIA AMPLIFIER, INC.
                         MOBILE ACQUISITION SUB, INC.,
                                     AND
                              VYTEK CORPORATION
                         Dated as of December 23, 2003


                                TABLE OF CONTENTS


AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ARTICLE I THE MERGER
Section 1.1   The Merger.
Section 1.2   Effective Time.
Section 1.3   Effects of the Merger.
Section 1.4   Charter and Bylaws; Directors and Officers.
Section 1.5   Conversion of Securities.
Section 1.6   Payment of Merger Consideration.
Section 1.7   Dividends; Transfer Taxes; Withholding.
Section 1.8   No Fractional Securities.
Section 1.9   Working Capital Adjustment.
Section 1.10  No Further Ownership Rights in Company Common
Stock.
Section 1.11  Closing of Company Transfer Books.
Section 1.12  Lost Certificates.
Section 1.13  Return of Exchange Fund.
Section 1.14  Further Assurances.
Section 1.15  Dissenters' Rights.
Section 1.16  Closing.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Section 2.1   Organization, Standing and Power.
Section 2.2   Capital Structure.
Section 2.3   Authority.
Section 2.4   Consents and Approvals; No Violation.
Section 2.5   Parent Common Stock to be Issued in the Merger.
Section 2.6   Information Supplied.
Section 2.7   Absence of Certain Changes or Events.
Section 2.8   Actions and Proceedings.
Section 2.9   Liabilities; Products.
Section 2.10  Required Vote of Parent Stockholders.
Section 2.11  Compliance with Applicable Law.
Section 2.12  SEC Documents and Other Reports; Sarbanes-Oxley Matters.
Section 2.13  Brokers.
Section 2.14  Opinion of Financial Advisor.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1   Organization, Standing and Power.
Section 3.2   Capital Structure.
Section 3.3   Authority.
Section 3.4   Consents and Approvals; No Violation.
Section 3.5   Financial Statements.
Section 3.6   Information Supplied.
Section 3.7   Absence of Certain Changes or Events.
Section 3.8   Tax Matters.
Section 3.9   Actions and Proceedings.
Section 3.10  Certain Agreements.
Section 3.11  ERISA.
Section 3.12  Liabilities; Products.
Section 3.13  Labor Matters.
Section 3.14  Intellectual Property.
Section 3.15  State Anti-Takeover Laws.
Section 3.16  Required Vote of Company Stockholders.
Section 3.17  Compliance with Applicable Law.
Section 3.18  Accounts Receivable.
Section 3.19  Inventories.
Section 3.20  Environmental Matters.
Section 3.21  Suppliers and Customers.
Section 3.22  Insurance.
Section 3.23  Transactions with Affiliates.
Section 3.24  Title to and Sufficiency of Assets.
Section 3.25  Real Property.
Section 3.26  Brokers.
Section 3.27  Warranties.

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1   Conduct of Business by the Company and Parent Pending
               the Merger.
Section 4.2   Other Acquirors.
Section 4.3   Third Party Confidentiality Agreements.

ARTICLE V ADDITIONAL AGREEMENTS
Section 5.1   Preparation of the Joint Proxy Statement/Prospectus and
               the Registration Statement.
Section 5.2   Stockholder Votes.
Section 5.3   Ancillary Agreements.
Section 5.4   Access to Information.
Section 5.5   Termination of Agreements.
Section 5.6   Fees and Expenses.
Section 5.7   Commercially Reasonable Efforts.
Section 5.8   Public Announcements; Confidentiality.
Section 5.9   State Takeover Laws.
Section 5.10  Indemnification; Directors and Officers Insurance.
Section 5.11  Notification of Certain Matters.
Section 5.12  Company 401(k) Plans.
Section 5.13  Employee Benefits.
Section 5.14  Section 16 Relief.
Section 5.15  S-8 Registration Statement.
Section 5.16  Acceleration of Unvested Securities.
Section 5.17  Collection and Sales Efforts Post-Closing

ARTICLE VI INDEMNITY
Section 6.1   General Survival.
Section 6.2   Indemnification.
Section 6.3   Manner of Indemnification.
Section 6.4   Stockholder Representative.
Section 6.5   Third-Party Claims.
Section 6.6   Exclusive Remedy.
Section 6.7   Waiver of Defenses.
Section 6.8   Treatment of Indemnity Payments.

ARTICLE VII CONDITIONS PRECEDENT TO THE MERGER
Section 7.1   Conditions to Each Party's Obligation to Effect the
               Merger.
Section 7.2   Conditions to Obligation of the Company to Effect the
               Merger.
Section 7.3   Conditions to Obligations of Parent and Acquisition Sub.

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
Section 8.1   Termination.
Section 8.2   Effect of Termination.
Section 8.3   Amendment.
Section 8.4   Waiver.

ARTICLE IX GENERAL PROVISIONS
Section 9.1   Notices.
Section 9.2   Interpretation.
Section 9.3   Counterparts.
Section 9.4   Entire Agreement; No Third-Party Beneficiaries.
Section 9.5   Governing Law.
Section 9.6   Assignment.
Section 9.7   Severability.
Section 9.8   Defined Terms.


LIST OF EXHIBITS
                                                               Description

Exhibit A - List of Company Stockholders Executing
             Voting Agreements and Lock-Ups ................. Preamble
Exhibit B - Form of Irrevocable Proxy and Voting
             Agreement ...................................... Preamble
Exhibit C - Certificate Amendment ........................... Preamble
Exhibit D - Certificate of Incorporation .................... Section 1.4(a)
Exhibit E - Form of Escrow Agreement ........................ Section 1.6(b)
Exhibit F - Form of Lock-up Agreement ....................... Section 5.3(a)
Exhibit G - Significant Stockholders ........................ Section 5.3(a)
Exhibit H - Form of Registration Rights Agreement ........... Section 7.2(c)

















                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 23, 2003 (this "Agreement"), is among California Amplifier, Inc., a Delaware corporation ("CAMP" or "Parent"), Mobile Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Acquisition Sub") and Vytek Corporation, a Delaware corporation (the "Company") (Acquisition Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"), and, solely with respect to Section 6.4, Mr. James Ousley, a natural person, as agent for the stockholders of the Company (the "Stockholder Representative").


RECITALS:
A. WHEREAS, Parent, the Company and Acquisition Sub intend to effect the merger of Acquisition Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent upon the terms and subject to the conditions of this Agreement (the "Merger");

B. WHEREAS, the Board of Directors of Acquisition Sub has determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

C. WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of the Company adopt this Agreement;

D. WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger (the "Share Issuance");

E. WHEREAS, certain stockholders of the Company listed on Exhibit A have agreed to vote their shares (i) in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to the Irrevocable Proxy and Voting Agreement in substantially the form attached hereto attached as Exhibit B and (ii) to amend the provisions governing the liquidation preferences of the Company Preferred Stock and provisions governing distributions to the Company Common Stock currently contained in the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate"), as set forth in the form Amendment to the Company Certificate attached as Exhibit C hereto (the "Certificate Amendment");

F. WHEREAS, as of the date hereof, certain employees of the Company have executed employment agreements with Parent; and

G. WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER
Section 1.1  The Merger.

Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 1.2  Effective Time.

The Merger shall become effective when the certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3  Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4  Charter and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall automatically, and without further action, be amended as necessary at the Effective Time to read the same as the Certificate of Incorporation attached hereto as Exhibit D. The Bylaws of the Surviving Corporation shall without further action by the Company or its stockholders be amended as necessary at the Effective Time to read the same as the Bylaws of Acquisition Sub in effect at the Effective Time until thereafter changed or amended as provided therein and in accordance with applicable law.

(b) The directors of Acquisition Sub at the Effective Time shall without further action by the Company or its stockholders be the directors of the Surviving Corporation, until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation, death, removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5  Conversion of Securities.

(a) Conversion of Stock. As of the Effective Time, subject to Section 1.5(b), Section 1.6(b) and Section 1.6(e), by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any securities of the Constituent Corporations, each of the shares of Company Capital Stock (as hereinafter defined) held by any of the stockholders of the Company (collectively, the "Company Stockholders") shall be automatically converted into the right to receive a portion of the Merger Consideration (as hereinafter defined) as described below and as provided in the Certificate Amendment the following:

  (i) each share of Series A Convertible Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Common Stock, par value $0.01 per share of Parent ("Parent Common Stock"), equal to the quotient of
(A) the Series A Share Allocation (as hereinafter defined) and (B) the sum of (1) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (2) the total number of shares of Series A Preferred Stock issuable upon exercise of the in-the-money Company Warrants (as hereinafter defined) exercisable for shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the quotient of (A) and (B), the "Series A Exchange Ratio");

  (ii) each share of Series B Convertible Participating Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the quotient of (A) the Series B Share Allocation (as hereinafter defined) and (B) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time;

  (iii) each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the quotient of (A) the Common Share Allocation (as hereinafter defined) and (B) the sum of (1) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (2) the total number of shares of Company Common Stock issuable upon the exercise of the in-the-money Company Options (as hereinafter defined) and the in-the-money Company Warrants exercisable for shares of Common Stock outstanding immediately prior to the Effective Time (the quotient of (A) and (B), the "Common Stock Exchange Ratio"); and

  (iv) each share of Series Junior Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock"), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of Parent Common Stock), equal to the quotient of (A) the Junior Share Allocation (as hereinafter defined) and (B) the total number of shares of Junior Preferred Stock outstanding immediately prior to the Effective Time.

(b) Each share of Company Common Stock held by the Company (or held in the treasury of the Company) immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock held by Parent, Acquisition Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of the common stock, $0.01 par value per share, of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)  Certain Definitions.  For the purposes of this Agreement:

  (i)  "Common Share Allocation" shall mean 1,230,000.

  (ii)   "Junior Share Allocation"  shall mean 4,744.

  (iii)  "Merger Consideration" shall mean (A) the number of shares of

Parent Common Stock issued pursuant to Section 1.5(a), (B) the right to receive shares of Parent Common Stock out of the Escrow Funds pursuant to the terms of the Escrow Agreement, and (C) the cash in lieu of fractional shares paid to stockholders pursuant to Section 1.6.

  (iv)  "Series A Share Allocation"  shall mean 5,831,470.

  (v)  "Series B Share Allocation" shall mean 1,133,786.

  (vi) "Shares" shall mean all shares of Company Common Stock and Company Preferred Stock issued and outstanding at the Effective Time.

  (vii) "Total Merger Shares" shall mean eight million two hundred thousand (8,200,000) shares of Parent Common Stock.

(e)  Stock Options.
At the Effective Time, all rights with respect to Company Common Stock under each option issued by the Company then outstanding (each, a "Company Option") shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) except that the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounding down to the nearest whole share,
(iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Common Stock Exchange Ratio and rounding up to the nearest cent, (iv) each Company Option shall be fully vested and immediately exercisable and
(v) any restriction on the exercise of any such Company Option, other than any vesting provisions as provided in clause (iv), shall continue in full force and effect and the term and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.5(f) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. Each Company Option which is an incentive stock option within the meaning of Code Section 422(b) shall be adjusted as required by Section 424 of the Code, and the Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations published in June of 2003), so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. Parent has reserved and shall continue to reserve adequate shares of Parent Common Stock for delivery upon exercise of any assumed Company Options. As provided in Section 5.15, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to assumed Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding. As soon as practicable after the Effective Time, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing Parent's assumption of the Company Option. For purposes of this Agreement, "in-the-money Company Options" shall mean all Company Options with an exercise price less than $1.00 per share of Company Common Stock.

(f) Termination. All shares of Company Capital Stock, when so converted pursuant to Section 1.5(a) above, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions, if any, in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted, and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.8.

(g) Average Parent Share Price. The "Average Parent Share Price" as of any date (the "Relevant Date") means the average of the daily volume-weighted sales prices per share of Parent Common Stock on the NASDAQ for each of the 5 consecutive trading days ending on the trading day that is two calendar days prior to the Relevant Date, or, if such ending date does not fall on a trading day, then the trading day immediately preceding the second calendar day prior to the Relevant Date (the "Valuation Period").

(h) Warrants. Following the Effective Time, all warrants to purchase Company Common Stock or Company Preferred Stock ("Company Warrants") shall remain in effect in accordance with their terms (as in effect as of the date of this Agreement) except that: (i) each Company Warrant shall be a warrant to purchase Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to such Company Warrant shall be equal to the number of shares of Company Common Stock or Company Preferred Stock, as applicable, immediately prior to the Effective Time multiplied by the Series A Exchange Ratio or Common Stock Exchange Ratio, as applicable, rounding down to the nearest whole share; and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant by the Series A Exchange Ratio or Common Stock Exchange Ratio, as applicable, and rounding up to the nearest cent. For purposes of this Agreement, "in-the-money Company Warrants" shall mean all Company Warrants, except for the Company Warrants listed on Schedule 1.5(h) of the Company Disclosure Schedule.

Section 1.6  Payment of Merger Consideration.

(a) Exchange of Certificates. Parent shall authorize American Stock Transfer Trust Agent or such other bank, trust company, or other person or persons as shall be reasonably acceptable to Parent and the Company, to act, at Parent's expense, as Exchange Agent hereunder (the "Exchange Agent"). At least one calendar day prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Capital Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Capital Stock (net of shares deposited with the Escrow Agent pursuant to Section 1.6(b)) and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). At the Closing, the Exchange Agent shall deliver to the Stockholders the shares of Parent Common Stock to be issued pursuant to
Section 1.5(a) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.


(b) Escrow Accounts. At the Closing, Parent shall deposit 854,700 shares of Parent Common Stock to be issued to the Company Stockholders pursuant to
Section 1.5 (such number of shares of Parent Common Stock, the "Escrow Fund") in an account with an escrow agent selected by Parent, subject to the consent of the Stockholder Representative (as hereinafter defined), such consent not to be unreasonably withheld, as escrow agent (the "Escrow Agent") in accordance with the provisions of an Escrow Agreement in substantially the form of Exhibit E (the "Escrow Agreement"). The portion of the Escrow Fund that shall be deposited with respect to each Company Stockholder shall equal the total number of shares of Parent Common Stock included in the Escrow Fund multiplied by a fraction calculated by dividing
(i) the number of shares of Parent Common Stock that such Stockholder is entitled to receive pursuant to Section 1.5 divided by (ii) the total number of shares of Parent Common Stock to be distributed to the Company Stockholders pursuant to Section 1.5 (such percentage shall hereinafter be referred to as the "Pro Rata Portion"). The Escrow Fund shall be held in the escrow account until 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the three-year anniversary of the Closing Date and shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnitees may be entitled under Article VI, and for the payment of any obligation arising out of the Working Capital Adjustment in Section
1.9 hereof, and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. At the fifteen-month anniversary of the Closing Date (the "Fifteenth-Month Release Date"), all shares of Parent Common Stock, except for that number of shares of Parent Common Stock in the Escrow Fund equal to the quotient of (A) $2,000,000 and
(B) the Average Parent Share Price as of the Fifteenth-Month Release Date shall be distributed to the Stockholders of Company in accordance with their Pro Rata Portion. At the two-year anniversary of the Closing Date, all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed to the Stockholders of the Company in accordance with their Pro Rata Portion.

(c) Exchange Procedures. At least two calendar days prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock being converted in the Merger (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Subject to the provisions of this Section 1.6 regarding the Escrow Fund, upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (a "Parent Certificate") representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

(d) Certificate Name. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

(e) Dissenting Shares. Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares (as hereinafter defined) or any shares of Company Capital Stock with respect to which dissenters' rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 1.15 and the DGCL. In the case of any shares of Company Common Stock or Company Preferred Stock with respect to which dissenters' rights have not terminated as of the Effective Time, if such Shares become Dissenting Shares, payment shall be made in accordance with Section 1.15 and the DGCL, and if, instead, the dissenters' rights with respect to such Dissenting Shares irrevocably terminate after the Effective Time, such Dissenting Shares shall be entitled to receive the Merger Consideration.

Section 1.7  Dividends; Transfer Taxes; Withholding.

No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing
Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of Applicable Law (as hereinafter defined), there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common
Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law.
To the extent that amounts are so withheld by Parent or the Exchange Agent and duly paid to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8  No Fractional Securities.

No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Parent Share Price as of the Closing Date by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of
Section 1.6 and this Section 1.8.

Section 1.9  Working Capital Adjustment.

(a) As promptly as practicable after the Closing but in no event later than thirty (30) Business Days (as hereinafter defined) following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (i) a consolidated statement of assets and liabilities of the Company as at the Closing Date immediately prior to the Effective Time (the "Closing Balance Sheet"), and (ii) a statement setting forth the difference, if any, of the Specified Assets over the Specified Liabilities (each as defined below) (such difference shall be referred to herein as the "Working Capital"), as determined by reference to the Closing Balance Sheet (and such statement shall be referred to herein as the "Working Capital Statement"). The Closing Balance Sheet and Working Capital Statement shall be prepared in conformity with United States generally accepted accounting principles ("GAAP"), subject only to the agreed upon modifications set forth on
Schedule 1.9, and shall present fairly the balance of the Specified Assets and Specified Liabilities at the Closing Date immediately prior to the Effective Time. "Specified Assets" shall mean the sum of the following balance sheet line items: (i) cash and cash equivalents, (ii) restricted cash , which will not, without the consent of Parent, exceed one million eight hundred thousand dollars ($1,800,000), (iii) accounts receivable, (iv) costs and estimated earnings in excess of billings, (v) inventories, (vi) prepaid expenses and (vii) other assets required to be classified as "current assets" under GAAP consistently applied. "Specified Liabilities" shall mean the sum of the following balance sheet line items: (i) accounts payable, (ii) accrued expenses, (iii) accrued payroll, bonuses and vacation,
(iv) current portion of capital leases, (v) deferred revenue, (vi) customer deposits, (vii) line of credit, (viii) current portion of restructure reserve and (ix) other liabilities required to be classified as "current liabilities" under GAAP consistently applied, including, without limitation, any severance, termination, commission or other fees or expenses payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

(b) After the delivery to the Stockholder Representative of the Closing Balance Sheet and the Working Capital Statement in accordance herewith, Parent shall provide reasonable access to the Stockholder Representative and its advisors (including, without limitation, accountants) during normal business hours to the work papers, schedules, memoranda and other documents and information and data necessary to prepare the Closing Balance Sheet and Working Capital Statement for a period of twenty (20) Business Days after receipt by the Stockholder Representative of the Working Capital Statement and Closing Balance Sheet (the "Review Period").

(c) Prior to the expiration of the Review Period, the Stockholder Representative shall notify Parent of any objections or proposed changes to the Working Capital Statement or the Closing Balance Sheet. If the Stockholder Representative fails to so notify Parent of any objections or proposed changes within the Review Period, if the Stockholder Representative notifies Parent that he has no objections or proposed changes to any of such items, or if the Stockholder Representative and Parent agree in writing on the resolution of all such objections or changes within ten (10) Business Days following delivery to Parent of such objections or proposed changes, the Closing Balance Sheet and the Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the Stockholder Representative and Parent shall fail to reach an agreement with respect to any objection or proposed change within ten (10) Business Days of delivery to Parent of any such objections or proposed changes (the "Dispute Period"), then all such disputed objections or changes shall, not later than five (5) Business Days after the end of the Dispute Period, be submitted for resolution to the Los Angeles office of PricewaterhouseCoopers or any other "Big Four" accounting firm mutually acceptable to Parent and the Stockholder Representative (the "Auditor"). The Stockholder Representative and Parent shall use reasonable efforts to cause the report of the Auditor to be rendered within twenty (20) Business Days after its appointment, and the Auditor's determination as to the resolution of all such disputed objections or changes to any of such statements will be final and binding. The Parent, on the one hand, and the Stockholders, on the other, shall bear the costs and expenses of the Auditor equally.

(d) If the Working Capital as finally determined pursuant to Section 1.9(c) hereof (the "Final Working Capital ") is less than $4,000,000 (the "Target Working Capital"), Parent shall be entitled to instruct the Escrow Agent to return to Parent from the Escrow Fund that number of shares of Parent Common Stock (valued at the Average Parent Share Price as of the date that the Working Capital Statement became final and binding pursuant to Section 1.9(c)) equal to the dollar amount of such deficiency. Any adjustment made pursuant to this Section 1.9(d) shall be referred to herein as the "Working Capital Adjustment".

Section 1.10  No Further Ownership Rights in Company Common Stock.

All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof, together with any cash paid pursuant to Sections 1.7 and 1.8 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

Section 1.11  Closing of Company Transfer Books.

At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, such Certificates shall be canceled and, if appropriate, exchanged as provided in this Article I.

Section 1.12  Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to
Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

Section 1.13  Return of Exchange Fund.

Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Capital Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.14  Further Assurances.

If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15  Dissenters' Rights.

Shares of Company Common Stock and Company Preferred Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal have been properly made in accordance with the DGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration otherwise payable with respect to such shares of Company Common Stock or Company Preferred Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Consideration in accordance with this Agreement. The Company will give Parent prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of shares of Company Common Stock or Company Preferred Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Merger Consideration that would otherwise have been payable with respect to Dissenting Shares if such shares of Company Common Stock or Company Preferred Stock were not Dissenting Shares will be retained by Parent.

Section 1.16  Closing.

The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333
S. Grand Ave., Los Angeles, California, at 10:00 a.m., local time, no later than the second Business Day following the date on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Parent, Acquisition Sub and the Company shall agree (the "Closing Date").


                                 ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                         OF PARENT AND ACQUISITION SUB

Each representation and warranty set forth below is qualified by any exception or disclosure set forth in the disclosure schedule dated the date hereof and delivered on the date hereof by Parent to the Company (the "Parent Disclosure Schedule"). Any exception or disclosure set forth in the Parent Disclosure Schedule is deemed to be given only with respect to the
Section in which it appears and any other Section expressly cross-referenced therein or in which such exception or disclosure would be appropriate and reasonably apparent. Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company as follows:

Section 2.1  Organization, Standing and Power.

Each of Acquisition Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Acquisition Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. For purposes of this Agreement, "Material Adverse Effect on the Parent" means any event, circumstance or change (i) that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, capitalization, condition or results of operation of Parent and its Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay or impair the ability of the Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement, the Escrow Agreement or the Registration Rights Agreement or to perform any of its obligations under this Agreement, the Escrow Agreement or the Registration Rights Agreement; provided, however, that any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent and its Subsidiaries participate, the U.S. economy as a whole or foreign economies in any locations where Parent or its Subsidiaries has material operations or sales, shall not be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Parent contained in this Agreement shall be deemed to refer solely to the Parent and its Subsidiaries without including its ownership of the Company after the Merger. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

Section 2.2  Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent (the "Parent Capital Stock") consists of 3,000,000 shares of Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock") and 30,000,000 shares of Parent Common Stock, par value $0.01 per share. As of the date hereof,
(i) 14,853,512 shares of Parent Common Stock are outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (ii) no shares of Parent Preferred Stock are outstanding; (iii) 727,138 shares were reserved for issuance to employees pursuant to the 1989 Key Employee Stock Option Plan; (iv) 1,969,250 shares were reserved for issuance to employees pursuant to the 1999 Stock Option Plan (together with the 1989 Key Employee Stock Option Plan, the "Parent Incentive Plans"); and
(v) no shares were reserved for issuance pursuant to warrants. As of the date hereof, no shares of Parent Capital Stock are held in Parent's treasury. Stock options granted by Parent pursuant to Parent Incentive Plans are collectively referred to herein as "Parent Options". To Parent's knowledge, there is no basis for any claim against Parent or Acquisition Sub by any current or former holder of Parent Capital Stock with respect to the transactions contemplated by this Agreement, the Escrow Agreement or the Registration Rights Agreement.

(b) Except as set forth in Section 2.2(b) or the Parent SEC Documents filed prior to the date hereof, there is no (i) option, warrant, call, right or similar agreement to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or other securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right or similar agreement; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Parent Capital Stock or other securities of Parent; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill"); or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Parent Capital Stock or other securities of Parent. All outstanding Parent Options, all outstanding shares of Parent Capital Stock and all outstanding shares of capital stock of each Subsidiary of Parent have been granted and issued, and all Parent Options and shares of Parent Capital Stock to be granted and issued pursuant to the Parent Incentive Plans prior to the Closing will be granted and issued, in compliance with
(i) all applicable securities laws and other applicable legal requirements, and (ii) all requirements set forth in applicable contracts.

(c) Except as set forth in Section 2.2(c) or the Parent SEC Documents filed prior to the date hereof, of the Parent Disclosure Schedule, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

Section 2.3  Authority.

On or prior to the date of this Agreement, the Board of Directors of Parent (at a meeting duly called and held) have declared the Merger advisable and fair to and in the best interests of Parent and its stockholders, approved the Share Issuance and recommended for approval the Share Issuance to Parent's stockholders. Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, the Registration Rights Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Share Issuance, to the Parent Stockholder Approval (as defined hereinafter). The execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement by each of Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board of Directors' action) on the part of Acquisition Sub and Parent, subject to
(a) the filing of the Certificate of Merger as required by the DGCL and (b) the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Acquisition Sub and Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of the Agreement on the Company) constitutes the legal, valid and binding obligation of Acquisition Sub and Parent enforceable against each of them in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. The Registration Rights Agreement and the Escrow Agreement will be duly executed and delivered by Parent at the Effective Time and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of the Registration Rights Agreement on the Escrow Agreement on the other parties thereto) constitutes the legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering shares of Parent Common Stock, which include those shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") has been duly authorized by Parent's Board of Directors.

Section 2.4  Consents and Approvals; No Violation.

Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement, the Escrow Agreement and the Registration Rights Agreement do not, and, subject to the Parent Stockholder Approval, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens (as defined below)), security interest, charge or encumbrance upon any of the material properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the Bylaws of Parent, each as amended to date, or any resolution adopted by the Stockholders of Parent, the Board of Directors of Parent, or any committee of the Board of Directors of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, or any resolution adopted by the Stockholders of such Subsidiary, the Board of Directors of such Subsidiary, or any committee of the Board of Directors of such Subsidiary, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license binding on Parent or any of its Subsidiaries or
(iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii),
(iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the Nasdaq National Market System (the "NASDAQ"), (vi) any of such items as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "Permitted Liens" shall mean (i) Liens (as hereinafter defined) for Taxes, assessments and governmental charges due and being contested in good faith; (ii) any imperfections of title or similar Liens, that individually or in the aggregate, are not substantial in character or amount or do not materially detract from the value of the assets subject thereto;
(iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; and (iv) any statutory Liens claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets subject thereto or that relate to obligations that are not due or delinquent.

Section 2.5  Parent Common Stock to be Issued in the Merger.

Subject to the Parent Stockholder Approval, all of the shares of Parent Common Stock issuable in exchange for Company Capital Stock at the Effective Time in accordance with this Agreement and upon exercise of Company Options and Company Warrants after the Effective Time will be, when so issued, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which Parent is bound, (iii) the subject of an effective Registration Statement under the Securities Act or issued in a transaction exempt from registration under the Securities Act, (iv) registered under the Exchange Act and (v) registered or exempt from registration under applicable Blue Sky Laws.

Section 2.6  Information Supplied.

None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in: (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/Prospectus (as hereinafter defined) will, at the date mailed to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger and the approval of the Share Issuance, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The Joint
Proxy Statement/Prospectus will comply as to form in all material respects with the Exchange Act.



Section 2.7  Absence of Certain Changes or Events.

Except as set forth in Section 2.7 of the Parent Disclosure Schedule from August 31, 2003 (the "Parent Balance Sheet Date") until the date hereof, (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business consistent with past practices, (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no dividend or distribution of any kind declared, paid or made in respect of any class of stock of Parent or any of its Subsidiaries or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (iv) there has been no creation or assumption by Parent or any of its Subsidiaries of any Lien (as hereinafter defined), except Permitted Liens, on any material asset, (v) there has been no transaction or commitment made, or any contract or agreement entered into, by Parent or any of its Subsidiaries outside of the ordinary course of business relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract, agreement or other right, in either case, material to Parent and any of its Subsidiaries outside of the ordinary course of business, taken as a whole, (vi) there has been no change by Parent or any of its Subsidiaries in any of its accounting principles, practices or methods, (vii) there has not been any material change in the amount or terms of the indebtedness of Parent or any of its Subsidiaries from Parent Balance Sheet Date, (viii) there has been no event causing a Material Adverse Effect on Parent, and (ix) there has been no amendment to the Certificate of Incorporation or Bylaws of Parent.

Section 2.8  Actions and Proceedings.

Except as set forth in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or its Subsidiaries, or, to the knowledge of Parent, against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or its Subsidiaries, as such, any of their respective properties, assets or business or any Parent Plan that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Parent or its Subsidiaries. Except as set forth in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the knowledge of Parent, threatened against or affecting Parent, its Subsidiaries, any present or former directors, officers, employees, consultants, agents or stockholders or Parent or its Subsidiaries, or any of their respective properties, assets or business or any Parent Plan.

Section 2.9  Liabilities; Products.

(a) Except as fully reflected or reserved against in the Parent's most recent financial statements or disclosed in the footnotes thereto, Parent and its Subsidiaries at the Parent Balance Sheet Date (i) had no material liabilities, absolute or contingent (including Tax liabilities) that would have been required to be reflected on the Parent Balance Sheet in accordance with GAAP and (ii) had no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of one hundred fifty thousand dollars ($150,000), whether or not required to be reflected on the Parent Balance Sheet in accordance with GAAP.

(b) Except as disclosed in the Parent SEC Documents filed prior to the date hereof, neither Parent nor any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim that, individually or in the aggregate, would have a Material Adverse Effect on the Parent

Section 2.10  Required Vote of Parent Stockholders.

The affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock is required to approve the Share Issuance. No other vote of the security holders of Parent is required by law, Parent's Certificate of Incorporation or the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

Section 2.11  Compliance with Applicable Law.

Except as set forth in Section 2.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals would not have a Material Adverse Effect on Parent (the "Parent Permits"). Except as set forth in Section 2.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries are in compliance with the terms of Parent Permits, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 2.11 of the Parent Disclosure Schedule, the businesses of Parent and its Subsidiaries have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses ("Applicable Law"), except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 2.11 of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending. To the knowledge of Parent, no Governmental Entity has indicated an intention to conduct any such investigation or review.

Section 2.12   SEC Documents and Other Reports; Sarbanes-Oxley Matters.

(a) Parent has filed all required documents with the SEC since December 31, 1999 (together with those documents that Parent is required to or may file after the date hereof, the "Parent SEC Documents"). As of the respective dates such documents were filed with the SEC (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which will not, individually or in the aggregate, be material in amount). Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as required by generally accepted accounting principles, Parent has not, since September 30, 2003, made any change in the accounting practices or policies applied in the preparation of financial statements.

(b) Parent has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act. Parent's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor its Subsidiaries is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).

(c) Parent and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate internal accounting controls.

(d) The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002 ("SOXA"); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(e) Neither Parent nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent. No loan or extension of credit is maintained by Parent or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 2.13  Brokers.

Except for Ferris, Baker Watts, Inc., no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees are contemplated.

Section 2.14  Opinion of Financial Advisor.

Parent has received the opinion of Ferris, Baker Watts, Inc., dated November 21, 2003, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view, a signed copy of which has been delivered to the Company.


                                ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the disclosure schedule dated the date hereof and delivered on the date hereof by the Company to Parent (the "Company Disclosure Schedule"), which exceptions specifically reference the Sections to be qualified. Any exception or disclosure set forth in the Company Disclosure Schedule is deemed to be given only with respect to the
Section in which it appears and any other Section expressly cross-referenced therein or in which such exception or disclosure would be appropriate and reasonably apparent. The Company represents and warrants to Acquisition Sub and Parent as follows:

Section 3.1  Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority (i) to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any event, circumstance or change (i) that is or could reasonably be expected to be materially adverse to the business, operations, assets, condition or results of operation of the Company and its Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company and it Subsidiaries participate, the U.S. economy as a whole or foreign economies in any locations where the Company or its Subsidiaries has material operations or sales shall not be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company contained in this Agreement shall be deemed to refer solely to the Company and its Subsidiaries without including its ownership by the Parent after the Merger.

Section 3.2  Capital Structure.

(a) As of the date hereof, the authorized capital stock of the Company (the "Company Capital Stock") consists of 23,200,000 shares of Series A Preferred Stock, 12,000,000 shares of Series A-DIV Preferred Stock, 6,500,000 shares of Series B Preferred Stock, 2,800,000 shares of Series B-DIV Preferred Stock, 23,200,000 shares of Junior Preferred Stock (collectively the Series A Preferred Stock, the Series A-DIV Preferred Stock, the Series B Preferred Stock, the Series B-DIV Preferred Stock, and the Junior Preferred Stock, the "Company Preferred Stock"), and 63,000,000 shares of Company Common Stock. As of the date hereof, (i) 13,576,150 shares of Company Common Stock are outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (ii) 22,950,784 shares of Series A Preferred Stock are outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (iii) no shares of Series A-DIV Preferred Stock are outstanding; (iv) 4,256,406 shares of Series B Preferred Stock are outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (v) no shares of Series B-DIV Preferred Stock are outstanding; (vi) 22,790 shares of Junior Preferred Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (vii) 4,052,576 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2000 Stock Option Plan; (viii) 5,980,000 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2000 Restricted Stock Plan and 3,700,000 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2003 Restricted Stock Plan (together with the 2000 Stock Option Plan, the "Company Incentive Plans"); and (ix) 202,355 shares were reserved for issuance pursuant to outstanding warrants. No shares of Company Capital Stock are held by any Subsidiary of the Company. On the date hereof, the Company Common Stock and the Company Preferred Stock are held of record by the persons and in the amounts with the corresponding certificate numbers set forth in Section 3.2(a) of the Company Disclosure Schedule. To the Company's knowledge, there is no basis for any claim against the Company by any current or former holder of Company Capital Stock with respect to the transactions contemplated by this Agreement.

(b) Section 3.2(b) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding option, warrant, call, right to acquire or similar agreement with respect to any shares of Company Capital Stock, including the Company Options, to which the Company is a party or by which the Company is bound, including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Capital Stock subject thereto. Except as set forth on Section 3.2(b) of the Company Disclosure Schedule and except for the Company Options, there is no (i) option, warrant, call, right or similar agreement to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or other securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or similar agreement; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company
Capital Stock or other securities of the Company; or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill"). All outstanding Company Options, all outstanding shares of Company Capital Stock and all outstanding shares of capital stock of each Subsidiary of the Company have been granted and issued, and all Company Options and shares of Company Capital Stock to be granted and issued pursuant to the Company Incentive Plans prior to the Closing will be granted and issued, in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all requirements set forth in applicable contracts. The Company has not breached any of its obligations under that certain Agreement and Plan of Merger among the Company, Vytek/Stellcom Acquisition Corp. and Stellcom, Inc., dated as of November 12, 2002.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other securities of the Company or any capital stock or other securities of any Subsidiary of the Company. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except Permitted Liens. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(c) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries. Except as set forth on
Section 3.2(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or would be required to register any securities under the Securities Act.

(d) Section 3.2(d) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company's ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, all outstanding shares of Company Preferred Stock are convertible into shares of Company Common Stock. There are no declared and unpaid dividends or, except as set forth in Section 3.2(e) of the Company Disclosure Schedule, registration rights existing with respect to the Company Preferred Stock or the Company Common Stock.

Section 3.3  Authority.

On or prior to the date of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, and recommended the adoption of this Agreement by the Company's stockholders. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the Company Stockholder Approval. The execution and delivery of this Agreement and the Escrow Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (a) the Company Stockholder Approval and (b) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Acquisition Sub and the validity and binding effect of the Agreement on Parent and Acquisition Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

Section 3.4  Consents and Approvals; No Violation.

Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Escrow Agreement do not, and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens), security interest, charge or encumbrance upon any of the material properties or assets of the Company under, any provision of (i) the Company Certificate of Incorporation or the Bylaws of the Company, (ii) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, guarantee, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license binding on the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of each of clauses (iii) and (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Escrow Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Escrow Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Escrow Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) applicable requirements, if any, of Blue Sky Laws, (vi) any of such items as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.5  Financial Statements.

(a) The Company has furnished Parent with copies of the following (collectively, the "Company Financial Statements"): (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2001 and December 31, 2002, including the separate audited consolidated balance sheets of Stellcom, Inc., a California corporation ("Stellcom") as of such dates, (ii) the related audited statements of operations for the years ended December 31, 2001 and December 31, 2002, including the related audited statements of operations of Stellcom for such periods, (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2003, and the related unaudited statements of operations and cash flows for the ten months ended October 31, 2003. The balance sheet of the Company as of October 31, 2003 is referred to herein as the "Company Balance Sheet" and the date thereof is referred to herein as the "Company Balance Sheet Date." The Company Financial Statements are included as Section 3.5 of the Company Disclosure Schedule.

(b) The Company Financial Statements: (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as noted in the Company Financial Statements (except that unaudited Company Financial Statements omit notes thereto); and (iii) present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the fiscal periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which will not, individually or in the aggregate, be material in amount).

(c) The Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries. To the Company's knowledge, neither the Company nor any of its Subsidiaries has, and no employee, agent or stockholder of the Company of any of its Subsidiaries (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company and its Subsidiaries), directly or indirectly has misappropriated any funds of any such entity or received or retained any misappropriated funds.

Section 3.6  Information Supplied.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or
(ii) the Joint Proxy Statement/Prospectus will, at the date mailed to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger and the approval of the Share Issuance contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, the Company shall notify Parent of such event as soon as possible after the occurrence of said event and shall reasonably cooperate with Parent's efforts to prepare and promptly file an appropriate amendment or supplement with the SEC and, as required by law, disseminate such amendment or supplement to the stockholders of the Company. The Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by any Person other than the Company and its Subsidiaries and their respective officers, directors and stockholders that is contained in or omitted from any of the foregoing documents.

Section 3.7  Absence of Certain Changes or Events.

Except as set forth in Section 3.7 of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, in excess of one hundred thousand dollars ($100,000), that is not in the ordinary course of business consistent with past practices, (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance),
(iii) there has been no change in the capital stock of the Company and no dividend or distribution of any kind has been declared, paid or made in respect of any class of stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries,
(iv) there has been no creation or assumption by the Company or any of its Subsidiaries of any material Lien (as hereinafter defined) on any material asset, (v) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries outside of the ordinary course of business relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract, agreement or other right, in either case, material to the Company and its Subsidiaries outside of the ordinary course of business, taken as a whole,
(vi) there has been no change by the Company or any of its Subsidiaries in any of its accounting principles, practices or methods, (viii) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, other than routine increases consistent with past practices, (E) any payment of bonuses or other incentive compensation by the Company or any of its Subsidiaries to any employees, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date or (F) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (ix) there has not been any material change in the amount or terms of the indebtedness of the Company or any of its Subsidiaries from the Company Balance Sheet Date, (x) there has been no event causing a Material Adverse Effect on the Company, and (xi) there has been no amendment to the Certificate of Incorporation or Bylaws of the Company.

Section 3.8  Tax Matters.

Except as otherwise set forth in Section 3.8 of the Company Disclosure Schedule (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns (as hereinafter defined) that they are required to have filed, and all Tax Returns filed by the Company and its Subsidiaries are true, correct, and complete; (ii) the Company and each of its Subsidiaries has timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof; (iii) the Company and each of its Subsidiaries have complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) the Company and its Subsidiaries have no present or contingent liability for Taxes, other than Taxes incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its Subsidiaries;
(v) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (vi) no claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has knowledge that any such action or proceeding is being contemplated; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or otherwise resolved, and the Company has no knowledge of any basis upon which any additional material Tax deficiency could be asserted; (viii) no federal income Tax Return that was filed by the Company or its Subsidiaries contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code;
(ix) neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes; (xi) neither the Company nor any of its Subsidiaries has agreed, and none is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other law; (xii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of any other law) for any taxable period, other than a group the common parent of which is the Company; (xiii) neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person to pay any amount with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (xiv) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code; (xv) neither the Company nor any of its Subsidiaries has in effect an election under prior Section 341(f) of the Code; (xvi) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable;
(xvii) neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by
Section 355 or 361 of the Code; (xviii) neither the Company nor any of its Subsidiaries has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code (or similar provisions of other laws), and neither the Company nor any of its Subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time;
(xix) valid elections under Section 83(b) of the Code are in effect with respect to all each share of Company Capital Stock that is subject to a risk of forfeiture or subject to a right of repurchase by the Company and is issued and outstanding as of the Effective Time; (xx) neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (xxi) Section 3.8(a)(xxi) of the Company Disclosure Schedule sets forth (A) all elections pursuant to Treas. Reg.
Section 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest and (B) with respect to the Company and each of its Subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity; (xxii) neither the Company nor any of its Subsidiaries has owned or currently owns an interest in an entity that is not a United States person (as defined in the Code); and (xxiii) to the knowledge of the Company, there are no facts relating to the Company or the Stockholders that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or estimated tax, or other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.9  Actions and Proceedings.

Except as set forth in Section 3.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of their respective properties, assets or business or any Company Plan that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its Subsidiaries. Except as set forth in Section 3.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former directors, officers, employees, consultants, agents or stockholders or the Company or any of its Subsidiaries, or any of their respective properties, assets or business or any Company Plan.

Section 3.10  Certain Agreements.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no officer or employee of the Company or any of its Subsidiaries has an employment agreement, severance agreement or similar arrangement, whether oral or written that is not terminable on notice by the Company or such Subsidiary without cost or other liability to the Company in excess of ten thousand dollars ($10,000). Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or any of its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "Company Compensation Agreements"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Capital Stock, or shares of Company Capital Stock granted in connection with the performance of services for the Company or any of its Subsidiaries, is or will be entitled to receive cash from the Company or any of its Subsidiaries in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section 3.10(a) of the Company Disclosure Schedule sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Company Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of any indebtedness owed to the Company and its Subsidiaries from each officer or director and any indebtedness in excess of ten thousand dollars ($10,000) owed to the Company and its Subsidiaries from each non-officer employee of the Company or any of its Subsidiaries.

(b) Set forth in Section 3.10(b) of the Company Disclosure Schedule is a list, as of the date hereof, of all contracts (including all distribution contracts, supply contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject) which provide for payments to the Company in excess of two hundred fifty thousand dollars ($250,000) and that: (i) contain non-competition restrictions, including restrictions relating to the conduct of the Company's and its Subsidiaries' business, the sale of the Company's and its Subsidiaries' products or geographic restrictions, in any case that would prohibit or restrict Parent or any of its Subsidiaries from conducting the business of the Company and its Subsidiaries' as presently conducted or that require any consent or other action by any Person for, or will be subject to default, termination, repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby; (ii) relate to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);
(iii) are partnership, joint venture or distribution, joint marketing or development agreements or other similar contracts, arrangements or agreements, directly affecting the Company or any of its Subsidiaries; (iv) require the Company or any of its Subsidiaries to grant "most favored customer" pricing to any other person; (v) provide for liquidated damages upon failure to meet performance or quality milestones; (vi) involve any lease of personal property having a value individually in excess of one hundred thousand dollars ($100,000); (vii) any agreement of indemnification or guaranty; (viii) any agreement relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's or its Subsidiaries' business; or (ix) are otherwise material to the Company and its Subsidiaries, taken as a whole. Prior to the date hereof, the Company has provided or made available true and complete copies of all such contracts (each a "Company Significant Contract" and, collectively, "Company Significant Contracts") to Parent.

(c) Each Company Significant Contract is a legal, valid and binding agreement of the Company and, to the knowledge of the Company, each other party thereto. To the knowledge of the Company, none of such Company Significant Contracts has been canceled by the other party thereto. To the knowledge of the Company, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any Company Significant Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject. The Company is not in receipt of any claim of default under any Company Significant Contract. There are no contracts or agreements of the Company having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or, to the knowledge of the Company, would impair Parent's ability to conduct its business.

Section 3.11  ERISA.

(a)  Each Company Plan is listed in Section 3.11(a) of the Company
Disclosure Schedule. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report for any Company Plan subject to Title IV of ERISA,
(vii) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy and (ix) the most recent forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Each Company Plan has been operated in accordance with its terms and in compliance in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. None of the Company Plans is subject to Section 412 of the Code or Title IV of ERISA, nor does the Company have any liability (contingent or otherwise) pursuant to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any ERISA affiliate has or had any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor could the Company have any liability with respect to any such plan.

(b) Except as listed in Section 3.11(b) of the Company Disclosure Schedule, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other Applicable Law (except with respect to contributions required under the terms of any Company Plan). All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and nothing has occurred that could reasonably be expected to result in the loss of each such Company Plan's qualified status. Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or state continuation coverage law.

(c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company, any of its Subsidiaries or any of its ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under these sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

(d) Section 3.11(d) of the Company Disclosure Schedule contains a list of all (i) severance and employment agreements with employees of the Company, each of its Subsidiaries and each ERISA Affiliate, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company, each of its Subsidiaries and each ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

(e)  There is no Company Plan that is maintained outside the United States.

Section 3.12  Liabilities; Products.

(a) Except as fully reflected or reserved against in the Company Financial Statements or disclosed in the footnotes thereto, or as disclosed in Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries at the Company Balance Sheet Date (i) had no material liabilities (including Tax liabilities), absolute or contingent, that would have been required to be reflected on the Company Balance Sheet in accordance with GAAP and (ii) had no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of fifty thousand dollars ($50,000), whether or not required to be reflected on the Company Balance Sheet in accordance with GAAP.



(b) Neither the Company nor any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim.



(c) The Company has provided in Section 3.12(c) of the Company Disclosure Schedule a schedule of products in development as of the date hereof.
Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company and its Subsidiaries are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the sales brochures of the Company and its Subsidiaries, (ii) comply with applicable regulatory requirements and (iii) avoid claims of the type described in Section 3.12(b). Section 3.12(c) of the Company Disclosure Schedule contains a list of the countries in which the Company's products have received or are in the process of receiving regulatory clearance.

Section 3.13  Labor Matters.

Except as set forth on Section 3.13 of the Company Disclosure Schedule:

(a) No collective bargaining agreement exists that is binding on the Company or any Subsidiary, and no organizing activity has been undertaken with respect to any employees, and no petition has been filed or proceeding instituted by an employee or group of employees of the Company or any Subsidiary with any labor relations board seeking recognition of a bargaining representative. To the knowledge of the Company, no organizational effort is currently being made or threatened on behalf of any labor union to organize any of their respective employees of the Company or any Subsidiary.

(b) There is no labor strike, dispute, slow down or stoppage pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any notice or has any knowledge of any pending or threatened labor, wage and hour, workers' compensation, wrongful termination, discrimination, breach of contract or other employment-related claim, dispute, controversy, grievance or proceeding with respect to claims of, or obligations to, any current or former employee or group of employees of the Company or any Subsidiary.

(c) Except as would not result in a Material Adverse Effect on the Company, all individuals who are performing or have performed consulting or other services for the Company, any Subsidiary or any Affiliate thereof, whether as consultants, independent contractors, agents or otherwise, are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be, and, at the Closing Date, will qualify for such classification under all applicable laws. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary by or on behalf of any such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Entity. There is no labor union representing any such individuals or, to the knowledge of the Company, any organizational effort currently being made by or on behalf of any labor organization to organize any such individuals.

(d) The Company has made available to Parent a complete and accurate list of the name of each officer, employee and consultant of the Company and its subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice that any such person will or may cease to be engaged by the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(e) The Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment, employment practices, and terms and conditions of employment, except to the extent that non-compliance would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(f) The Company and its Subsidiaries have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

Section 3.14  Intellectual Property.

(a) As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, "Marks"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, "Trade Secrets"); and
(v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets. "Company Intellectual Property" shall mean all Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries that is used in the business as currently conducted by the Company or any of its Subsidiaries.
Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of all registered Company Intellectual Property.

(b) Each of the Company and its Subsidiaries has taken commercially reasonable steps, consistent with applicable industry standards, to protect its rights in the Company Intellectual Property. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any of its Subsidiaries to enter into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any of its Subsidiaries have executed such an agreement. Except as set forth in
Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed, nor is the Company or any of its Subsidiaries under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Company's knowledge, no person has materially breached any such agreement or undertaking.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, except Permitted Liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary of the Company to another person in the ordinary course of business), and neither the Company nor any Subsidiary has received any notice or claim challenging the Company's or any of its Subsidiaries' ownership of the Company Intellectual Property or asserting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company's knowledge, is there a reasonable basis for any claim that the Company or any of its Subsidiaries does not so own or license any of such Company Intellectual Property.

(d) To the Company's knowledge, the Company Intellectual Property is valid, enforceable and subsisting. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused, and, with respect to the Patents contained within the Company Intellectual Property, the Company has disclosed material prior art, of which the Company had knowledge, in the prosecution of its Patents in accordance with its obligations pursuant to 37 C.F.R. Section 1.56.

(e)  Except as set forth in Section 3.14(e) of the Company Disclosure
Schedule: (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been either registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company's Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered Company Intellectual Property, including any Company Intellectual Property for which applications have been made or registration is pending.

(f) Section 3.14(f)(1) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all material agreements currently in effect granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in the Company's or any of its Subsidiaries' operations. Section 3.14(f)(2) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all license agreements currently in effect under which the Company or any of its Subsidiaries licenses or grants any other rights under any Company Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any of its Subsidiaries to end-user customers that have purchased or licensed products.

(g)  (intentionally omitted)

(h) To the Company's knowledge, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and, except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company's knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company or any Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any Subsidiary to any person. To the Company's knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property. To the Company's knowledge, no product, technology, service or publication of the Company or any of its Subsidiaries violates any law or regulation.

(i) To the Company's knowledge, no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company's business as presently conducted.

Section 3.15  State Anti-Takeover Laws.

The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render any applicable anti-takeover provisions of the DGCL inapplicable to the Merger, this Agreement, and the transactions contemplated hereby. No other state takeover statute or similar charter or bylaw provisions is applicable to the Merger, this Agreement, and the transactions contemplated hereby.

Section 3.16  Required Vote of Company Stockholders.

The affirmative vote of (i) the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, is required to adopt this Agreement. The affirmative vote of (i) the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class, (ii) the holders of a majority of the outstanding shares of each of Series A Preferred Stock and Series B Preferred Stock, voting separately as a single class and (iii) the required vote pursuant to Section 242 of the DGCL is required to approve the Certificate Amendment. No other vote of the security holders of the Company, including without limitation the holders of preferred stock, is required by law, the Company Certificate or the Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.17  Compliance with Applicable Law.

Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses would not have a Material Adverse Effect on the Company (the "Company Permits"). Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries have been and are being conducted in material compliance with all Applicable Law. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending. To the knowledge of the Company, no Governmental Entity has indicated an intention to conduct any such investigation or review.

Section 3.18  Accounts Receivable.

All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the Company Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) to the knowledge of the Company, constitute valid claims, and (iii) are good and collectible (provided at the aggregate recorded amounts thereof (net of such reserves) and are not subject to any valid recourse, defense, deduction, return of goods, counterclaim, or offset, except in the case of a bankruptcy, insolvency, liquidation or winding-up of the applicable customers.

Section 3.19  Inventories.

Except as set forth in Section 3.19 of the Company Disclosure Schedule, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable (in the case of raw materials or work in progress) or saleable (in the case of finished goods) in the ordinary course of business, are not in excess of a twelve month usage of such items and are saleable with a value (net of reserves) at prevailing market prices not to exceed one hundred thousand dollars ($100,000). Except as set forth in Section 3.19 of the Company Disclosure Schedule, to the Company's knowledge, the quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Company Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries as of the date hereof.

Section 3.20  Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
(ii) "Environmental Law" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits necessary for the operation of the business of the Company and the Subsidiaries, and are in compliance with their requirements, and have resolved all past known non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's properties or any other properties, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or its Subsidiaries' properties or any other property but arising from the Company's or its Subsidiaries' current or former properties or operations, or (iii) any knowledge , nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or its Subsidiaries' current or former properties or operations or any other properties.

(c) No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

(d) Except as disclosed in Section 3.20(d) of the Company Disclosure Schedule, there are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

Section 3.21  Suppliers and Customers.

During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any notice of termination or written threat of termination from any of the twenty (20) largest suppliers or any of the twenty (20) largest distributors or customers of the Company and its Subsidiaries disclosed in Section 3.21 of the Company Disclosure Schedule, or to the knowledge of the Company, any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any of its Subsidiaries. Section
3.21 of the Company Disclosure Schedule sets forth a list of the twenty (20) largest suppliers and twenty (20) largest distributors or customers of the Company and its Subsidiaries for the first ten (10) months of fiscal 2003.

Section 3.22  Insurance.



All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company and its Subsidiaries are set forth in Section 3.22 of the Company Disclosure Schedule ("Insurance Policies"). The Company and its Subsidiaries have made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any of the Insurance Policies, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to such policy. Except for the D&O insurance policy of the Company, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement.

Section 3.23  Transactions with Affiliates.

(a)  For purposes of this Section 3.23, the term "Affiliated Person" means
(i) any stockholder of the Company, (ii) any director, officer or senior executive of the Company or any of its Subsidiaries, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries, or (iv) any member of the immediate family of any of such persons.

(b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, since the Company Balance Sheet Date, to the Company's knowledge, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c) To the Company's knowledge, no Affiliated Person of the Company or any of its Subsidiaries is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any manner the business, financial condition or results of operation of the Company and its Subsidiaries.

Section 3.24  Title to and Sufficiency of Assets.

As of the date hereof and except as set forth in Section 3.24(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases) (the "Fixed Assets"), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens"), other than Permitted Liens. Each Fixed Asset, which was, as of November 30, 2003, valued in excess of five thousand dollars ($5,000) is set forth in Section 3.24(b) of the Company Disclosure Schedule.

Section 3.25   Real Property.

As of the date hereof, the Company and its Subsidiaries do not own any Real Estate (as hereinafter defined). The leases to all Real Estate occupied by the Company and its Subsidiaries are in full force and effect and, to the Company's knowledge, no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or any other person who is a party signatory thereto. For purposes of this Agreement, "Real Estate" means, with respect to the Company and its Subsidiaries, all of the fee, if any, or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business. To the knowledge of the Company, the Company and its Subsidiaries are not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of any Real Estate occupied by the Company and its Subsidiaries, nor has it received any notice of violation with which it has not complied.

Section 3.26  Brokers.

Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and its Subsidiaries. Any such fees payable to any such finder, broker or investment banker or otherwise shall be the sole responsibility of the Stockholders and in no circumstance shall the Company, Acquisition Sub, Parent or their Affiliated Persons have any liability therefor.

Section 3.27  Warranties.

Section 3.27 of the Company Disclosure Schedule sets forth complete and accurate summaries of the written warranties and guaranties by the Company or any of its Subsidiaries utilized with respect to its products or services not in the ordinary course of business. There have not been any material deviations from such warranties and guaranties, and neither the Company, any of its Subsidiaries nor any of their respective salespeople, employees, distributors and agents is authorized by the Company to undertake material warranty obligations to any customer or to other third parties in excess of
such warranties or guaranties.   To the Company's knowledge, neither the
Company nor any of its Subsidiaries has made any oral warranty or guaranty with respect to its products or services, except for any oral warranties or guarantees the performance of which would not result in a Material Adverse Effect on the Company.


                                  ARTICLE IV
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1  Conduct of Business by the Company and Parent Pending the
              Merger.

(a) Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xx) of this Section 4.1(a), during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement (the "Pre-Closing Period"), the Company and its Subsidiaries shall, in all material respects, carry on their business in the ordinary course of business as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule (with specific reference to the applicable subSection below), the Company and its Subsidiaries shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

  (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any Company Capital Stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or (C) purchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (ii) except as related to the exercise of any existing stock options set forth in Section 3.2(b) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Company Capital Stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalents or convertible securities;

  (iii) except as provided in this Agreement or to the extent required by the DGCL or other Applicable Law, amend the Company Certificate of Incorporation or Bylaws;

  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

  (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

  (vi) incur any material indebtedness for borrowed money, guarantee any such indebtedness or make any material loans, advances or capital contributions to, or other investments in, any other person, in excess of ten thousand dollars ($10,000) other than (A) in the ordinary course of business consistent with past practices, (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice and (C) with the prior written consent of the Parent, not to be unreasonably withheld or delayed;

  (vii) alter (through merger, liquidation, reorganization, restructuring or otherwise) the corporate structure or ownership of the Company;

  (viii) except as may be required by Applicable Law or as contemplated by this Agreement, enter into or adopt any, or amend any existing, severance plan, Company Plan, employment or consulting agreement or arrangement;

  (ix) except as may be required by Applicable Law, as contemplated by this Agreement or in the ordinary course of business consistent with prior practice or as required under any employment or severance agreement in effect as of the Company Balance Sheet Date, increase the compensation payable or to become payable to its directors or executive officers or grant any severance or termination pay to, except for increases in compensation payable, or the payment of severance or termination pay, that are required pursuant to written agreements existing as of the date hereof, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate (other than acceleration of vesting of Company Options) any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

  (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

  (xi) except as may be necessary in connection with the Registration Statement, make any change to accounting policies or procedures (other than actions required to be taken as a result of a change in applicable law or in
GAAP);

  (xii) (A) prepare or file any Tax Return in a manner that is materially inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position that is materially inconsistent with positions taken in preparing or filing similar Tax Returns in prior periods (except as may be required by applicable law); (B) make or rescind any material express or deemed election relating to Taxes; (C) commence any litigation or proceeding with respect to any Tax liability or settle or compromise any Tax liability; or (D) fail to file in a timely manner (giving effect to any extension of time to file) all Tax Returns that become due or fail to pay any Taxes that become due;

  (xiii) take any action that could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

  (xiv) commence any litigation or proceedings or settle or compromise any material claims or litigation, except to the extent that such act would not have a Material Adverse Effect on the Parent;

  (xv) except for customer contracts other than customer contracts with fixed price arrangements in excess of two hundred fifty thousand dollars ($250,000), enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, including any Company Significant Contract, purchase any real property or make or agree to make any new capital expenditure or expenditures which individually are in excess of one hundred thousand dollars ($100,000);

  (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company Financial Statements or incurred in the ordinary course of business consistent with past practice;

  (xvii) except as provided in this Agreement or as may be required by applicable law, take any action that would alter in any way the terms and provisions governing the Company Capital Stock;

  (xviii) except as set forth in Section 3.26 of the Company Disclosure Schedule, incur any expenses in connection with the consummation of the transactions contemplated herein on behalf of any of the Stockholders, including broker's, finder's or similar fees and fees and expenses of legal and accounting advisors of any such Stockholder (and in no circumstance shall the Company, Acquisition Sub, Parent or their Affiliated Persons have any liability therefor);

  (xix) allow any of the Insurance Policies to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; or

  (xx) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Conduct of Business by Parent Pending the Merger. Except as expressly permitted by clauses (i) through (xii) of this Section 4.1(b), during the Pre-Closing Period, Parent and its Subsidiaries shall use commercially reasonable efforts to, in all material respects, carry on their business in the ordinary course of business as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Disclosure Schedule (with specific reference to the applicable subsection below), Parent and its Subsidiaries shall not without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

  (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any Parent Capital Stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any Parent Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Stock or (C) purchase, redeem or otherwise acquire any shares of Parent Capital Stock or any capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (ii) except as related to the exercise of any existing stock options set forth in Section 2.2(a) or the issuance of any additional stock options pursuant to the existing stock option plans of Parent, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Parent Capital Stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalents or convertible securities;

  (iii) except to the extent required by the DGCL or other Applicable Law, amend the Parent Certificate of Incorporation or Bylaws;

  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

  (v) except as set forth on Schedule 4.1(b), sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than in the ordinary course of business consistent with past practice;

  (vi) alter (through merger, liquidation, reorganization, or restructuring) the corporate structure or ownership of Parent;
  (vii) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

  (viii) make any change to accounting policies or procedures (other than actions required to be taken as a result of a change in Applicable Law or in
GAAP);

  (ix) take any action that could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

  (x) commence any litigation or proceedings or settle or compromise any material claims or litigation, except to the extent that such act would not have a Material Adverse Effect on Parent;

  (xi) except as may be required by Applicable Law, take any action that would alter in any way the terms and provisions governing the Parent Capital Stock; or

  (xii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 4.2  Other Acquirors.

(a) The Company, its Subsidiaries and their respective officers and other employees, directors, representatives and agents shall immediately cease any and all discussions or negotiations with any persons with respect to any Third Party Acquisition. The Company shall not, and shall not authorize any of its affiliates, officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition Sub or any designees of Parent and Acquisition Sub) concerning any Third Party Acquisition. The Company shall promptly notify Parent in writing in the event the Company or any of its affiliates and their respective directors, officers, employees, agents and representatives receives any written or oral proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the person or group submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same. In the event the Company shall receive a proposal for a Third Party Acquisition that could result in a Superior Proposal (as defined herein), then (i) the Company or its representatives may make such inquiries or have such discussions with respect to such Third Party Acquisition as the Board of Directors of the Company, after consultation with outside legal counsel, may deem reasonably necessary to inform itself for the purpose of avoiding any legal claims for breach of its fiduciary duties and (ii) if the Board of Directors of the Company by a majority vote determines in good faith that such proposal for a Third Party Acquisition is reasonably likely to result in a Superior Proposal, the Company and its representatives may conduct such additional discussions or provide such information as the Board of Directors of the Company may determine, but only if, prior to such additional discussions or such provision of information: (A) the persons making the proposal for the Third Party Acquisition shall have entered into a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined hereinafter) and (B) the Board of Directors of the Company by a majority vote shall have determined in good faith, after consultation with outside legal counsel, that such actions may be reasonably necessary in order to avoid legal claims for breach of the fiduciary duties of the Board of Directors of the Company.

(b) Upon receiving any unsolicited proposal for a Third Party Acquisition (or any material amendment, material supplement or material change to any previously submitted Third Party Acquisition proposal), the Company shall promptly (and in no event later than two (2) Business Days after receipt of any Third Party Acquisition proposal or material amendment, material supplement or material change thereto) notify Parent, of the receipt of such Third Party Acquisition proposal or amendment, supplement or change to any previously received Third Party Acquisition proposal and the identity of the Third Party making such proposal or submitting such amendment, supplement or change.

(c) Except as set forth in this Section 4.2(c), the Board of Directors of the Company shall not withdraw its recommendation in favor of the transactions contemplated hereby or approve or recommend, or cause the Company or any of its subsidiaries to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Board of Directors of the Company by a majority vote determines in its good faith judgment, after consultation with legal counsel, that it is reasonably necessary to do so in order to avoid legal claims for breach of its fiduciary duties, the Board of Directors of the Company may withdraw its recommendation in favor of this Agreement and the transactions contemplated hereby or enter into an agreement with respect to a Third Party Acquisition, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within two (2) Business Days after Parent's receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be at least as favorable to the stockholders of the Company as such Superior Proposal; provided, however, that no withdrawal of the recommendation of this Agreement and the transactions contemplated hereby by the Board of Directors of the Company shall relieve the Company of its obligation to submit this Agreement and such transactions to the Stockholders for approval as provided in Section 5.2. For the elimination of doubt, nothing in this Section 4.2 shall prohibit the Company from making any disclosure to its stockholders if, in the good faith judgment of the Company Board of Directors, based upon advice of legal counsel, such action may be reasonably necessary in order to avoid legal claims of a breach of the Board of Directors' fiduciary duties to the Company's Stockholders.

(d) For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares or (vi) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than twenty percent (20%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly more than fifty percent (50%) of the Shares then outstanding or all or substantially all of the assets of the Company or any of its subsidiaries, and otherwise on terms that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be more favorable to the Stockholders than the Merger.

Section 4.3  Third Party Confidentiality Agreements.



During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent or Acquisition Sub). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.


                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

Section 5.1  Preparation of the Joint Proxy Statement/Prospectus and the
              Registration Statement.

As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the SEC mutually acceptable proxy materials and prospectus relating to the matters to be submitted to the stockholders of the Company and Parent for a vote in connection with the Merger and the transactions contemplated hereby (such proxy materials and prospectus and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file with the SEC the Registration Statement. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Parent's prospectus. Parent shall use its commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Registration Statement received from the SEC. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all necessary state securities law or "blue sky" approvals in connection with the Merger and to consummate the other transactions contemplated by this Agreement; provided, however, Parent shall not be required to qualify to do business in any jurisdiction in which it is now not so qualified. Each of Parent and the Company shall cooperate with one another and shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement/Prospectus. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Registration Statement prior to Parent filing such with the SEC and Parent will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by Parent, this right of approval shall apply only with respect to information relating to the Company or its business, financial condition or results of operations and with respect to information which, in the reasonable judgment of the Company could unreasonably delay or impair the ability of the parties to consummate the transaction contemplated under this Agreement. Parent will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, but in no event later than three (3) Business Days after the Registration Statement is declared effective. The Registration Statement shall register for resale the shares of Parent Common Stock received in the Merger by each affiliate (within the meaning of Rule 145 of the Securities Act) of the Company that is not an affiliate (within the meaning of Rule 144 of the Securities Act) of Parent and each Stockholder of the Company who will be, immediately following the Effective Time, an affiliate of Parent and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of such affiliates as selling stockholders of the number of shares of Parent Common Stock received in the Merger. Each such selling stockholder shall agree to abide by the provisions of Section 4 of the Registration Rights Agreement (as defined herein). If required by applicable law, rules or regulations, after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the Registration Statement (the "S-3 Amendment") which shall include a resale prospectus for the selling stockholders of the number of shares of Parent Common Stock received by them in the Merger, and Parent shall keep the S-3 Amendment effective until the earliest of: (i) two (2) years after the Effective Time, (ii) the date of final sale by the selling stockholders of all shares of Parent Common Stock registered on the S-3 Amendment ("Registrable Resale Shares") or (iii) the date upon which all selling stockholders' Registrable Resale Shares become saleable without registration pursuant to Rule 144 under the Securities Act. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by applicable law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated to the stockholders of Parent and the Company.

Section 5.2  Stockholder Votes.

(a) The Company shall duly take all lawful action to call, give notice of, convene and hold a stockholders meeting (the "Company Stockholders' Meeting") to obtain the Company Stockholder Approval (as hereinafter defined) as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 4.2, shall take all lawful action, consistent with its fiduciary duties, to solicit the Company Stockholder Approval. Subject to Section 4.2, the Board of Directors of the Company shall recommend the adoption of this Agreement by the Stockholders.

(b) Parent shall duly take all lawful action to call, give notice of, convene and hold a Parent stockholders meeting to obtain the Parent Stockholder Approval as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Parent Stockholder Approval and, shall take all lawful action, consistent with its fiduciary duties, to solicit such approval. The Board of Directors of Parent shall recommend the approval of Share Issuance by the stockholders of Parent.

(c) Parent shall vote, or cause to be voted, all of the shares of capital stock of Acquisition Sub or shall approve an action by written consent, in favor of the adoption of this Agreement.

Section 5.3  Ancillary Agreements.

(a) The Company shall use its commercially reasonable efforts to deliver prior to the Closing, lock-up agreements in connection with the shares of Parent Common Stock being received by the Stockholders, in substantially the form attached hereto as Exhibit F, executed by each of those Stockholders listed on Exhibit G attached hereto (the "Significant Stockholders").

(b) During the Pre-Closing Period, the Company shall provide Parent with a list identifying all persons who, at the Closing Date, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). If requested by Parent, the Company shall use its commercially reasonable efforts to deliver to Parent prior to the Closing Date a written agreement, in the form customary for such transactions, executed by each of the persons on the list.

Section 5.4  Access to Information.

(a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent access during normal business hours, subject to reasonable advance notice, and permit them to make such inspections as they may reasonably require of, during the Pre-Closing Period, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause its Subsidiaries to, (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws,
(ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent during normal business hours, subject to reasonable advance notice, all personnel of the Company or any of its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and
(iv) provide reasonable access during normal business hours, subject to reasonable advance notice, to the Company's and its Subsidiaries' facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.4(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.4(a) shall be kept confidential in accordance with that certain Confidentiality Agreement, dated October 8,2003 between Parent and the Company (the "Confidentiality Agreement").

(b) Subject to currently existing contractual and legal restrictions applicable to Parent or any of its Subsidiaries, Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of the Company access during normal business hours, subject to reasonable advance notice, and permit them to make such inspections as they may reasonably require of, during the Pre-Closing Period, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent shall, and shall cause its Subsidiaries to, (i) furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to the Company all other information concerning its business, properties and personnel as the Company may reasonably request, (iii) promptly make available to the Company during normal business hours, subject to reasonable advance notice, all personnel of Parent or any of its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by the Company and (iv) provide reasonable access during normal business hours, subject to reasonable advance notice, to Parent's and its Subsidiaries' facilities and operations to enable the Company to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.4(b) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by the Company pursuant to this Section 5.4(b) shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.5  Termination of Agreements.

The Company hereby agrees to waive all rights under and use its commercially reasonable efforts to cause to be terminated, effective in each case immediately prior to the Effective Time, (a) the Amended and Restated Stockholders Agreement, dated April 3, 2003, by and among the stockholders named therein and the Company and (b) the Amended and Restated Registrations Rights Agreement, dated April 3, 2003, by and among the stockholders named therein and the Company.

Section 5.6  Fees and Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants ("Transaction Expenses"), shall be paid by the party incurring such costs and expenses.

Section 5.7  Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Each of the parties shall use commercially reasonable efforts to respond as promptly as practicable to
(1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and
(2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each of the parties shall (A) give the other party prompt notice of the commencement or threat of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding or threat, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

(b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.



(c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

Section 5.8  Public Announcements; Confidentiality.

No party to this Agreement will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other parties, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. The Confidentiality Agreement shall continue in full force and effect after the date hereof. Notwithstanding anything to the contrary set forth herein, the parties to this Agreement acknowledge and agree that any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided further however, that such disclosure may not be made to the extent the restrictions on disclosure are reasonably necessary to comply with any applicable federal or state securities laws; provided further that (i) the "tax treatment" of the Merger means the purported or claimed federal income tax treatment of the Merger, and (ii) the "tax structure" of the Merger means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Merger. The preceding sentence is intended to cause the Merger to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

Section 5.9  State Takeover Laws.

If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10  Indemnification; Directors and Officers Insurance.

(a) For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, to (i) indemnify and hold harmless all past and present officers and directors of the Company or any of its Subsidiaries ("Indemnified D&O's") to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Certificate of Incorporation and the Company's Bylaws and in any agreement with the Company listed in Section
5.10 of the Company Disclosure Schedule (the "Indemnification Agreements"), for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby), and (ii) pay the expenses of any such action, suit or proceeding in advance of a final determination thereof to the same extent and in the same manner as such expenses are to be paid pursuant to the DGCL and the Company Certificate of Incorporation and Company Bylaws and the Indemnification Agreements, upon receipt of a written undertaking reasonably satisfactory to Parent in form and substance to repay any advanced expenses an indemnitee may receive that as a result of a final disposition of such matter he or she was not entitled to under the DGCL, the Company Certificate of Incorporation or the Company's Bylaws.

(b) Nothing contained herein shall make Parent, Acquisition Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies for Losses (as hereinafter defined) addressed by this Section 5.10 in relation to the Indemnified D&O's, nor shall this Section 5.10 relieve the obligations of any insurer in respect thereto.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified D&O's and their respective heirs and legal representatives.

(d) For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such annual premium); provided further, that in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

Section 5.11  Notification of Certain Matters.

Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section
5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12  Company 401(k) Plans.

If directed by Parent in writing at least twenty (20) Business Days prior to the Effective Time, the Company shall terminate all Company Plans that include an arrangement described in Section 401(k) of the Code effective as of the day prior to the Closing Date, subject to the receipt of all regulatory and governmental approvals.

Section 5.13  Employee Benefits.

Parent agrees that all employees of the Company or any of its Subsidiaries who continue employment with Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall for a period of at least two
(2) years following the Closing Date be eligible to receive retirement, health, vacation and other non-equity based employee benefits substantially equivalent in the aggregate to such benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries. With respect to such benefits, credit for service accrued by Continuing Employees (and eligible dependents) for employment with the Company or any of its Subsidiaries prior to the Effective Time shall be recognized (except to the extent that would result in duplication of benefits), and, to the extent consistent with the applicable employee benefit plan and any insurance contracts, any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company benefit plan) and eligibility waiting periods applicable to any Continuing Employee of the Company or any of its Subsidiaries under any group health plan shall be waived and employees shall be given credit for amounts paid under any similar or corresponding Company benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Company benefit plan. Nothing in this Section
5.13 or elsewhere in this Agreement shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment, nor shall this Section 5.13 be deemed to require the Parent or the Surviving Corporation to provide any particular employee benefits.

Section 5.14  Section 16 Relief.

The Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by those officers and directors of the Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent (the "Company Insiders") of the Parent Common Stock upon conversion of the Company Shares, and of options for Parent Common Stock upon assumption of the Company Options, in each case pursuant to the transactions contemplated hereby, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

Section 5.15  S-8 Registration Statement.

Within ten (10) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 with the SEC covering the issuance of all shares of Parent Common Stock issuable upon exercise of any Company Option assumed by Parent in connection with the Merger.

Section 5.16  Acceleration of Unvested Securities.

Effective immediately prior to the Effective Time, the Company shall accelerate in full the vesting of all outstanding unvested Company Options and any Company Shares which remain subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. The Company shall use its commercially reasonable efforts to facilitate the exercise of all vested in-the-money Company Options prior to the Effective Time.

Section 5.17  Collection and Sales Efforts Post-Closing

After the Closing, Parent shall cause the Company to continue to conduct collection activities in connection with accounts receivable and sales of inventory with no less diligence and effort than the Company currently applies to such matters.


                                 ARTICLE VI
                                 INDEMNITY

Section 6.1  General Survival.

The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement, except for those contained in Section 3.8, shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the fifteen-month anniversary of the Closing Date. The representations and warranties of the Company contained in Section 3.8 shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the two (2) year anniversary of the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

Section 6.2  Indemnification.

(a)  Indemnity by Stockholders.

  (i) Subject to the limitations set forth in Sections 6.1, 6.2(c) and 6.2(d), from and after the Effective Time, Parent, Acquisition Sub, the Company and their respective affiliates, officers, directors, employees, stockholders, representatives and agents (collectively the "Parent Indemnitees") shall be indemnified and held harmless out of the Escrow Fund then available pursuant to the Escrow Agreement, from and against and in respect of any and all Losses (as defined below) incurred or suffered by any Parent Indemnitee arising out of or in connection with any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements (in the case of covenants and agreements to be performed by the Company, to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement.

  (ii) For purposes of this Agreement, the term, "Losses" means any and all deficiencies, judgments, settlements, assessments, liabilities, losses, damages, fines, penalties, expenses (including reasonable legal, accounting and other costs and expenses of professionals) or costs incurred or suffered by any Indemnitee (as hereinafter defined), in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Citibank, N.A; provided, however, that "Losses" shall not include any punitive damages. For purposes of this Agreement, the term "Transaction Documents" means this Agreement.

(b) Indemnity by Parent. Subject to Section 6.1, 6.2(c) and 6.2(d) hereof, from and after the Effective Time, the Stockholders and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively the "Stockholder Indemnitees" and together with the Parent Indemnitees, collectively, the "Indemnitees") shall be indemnified and held harmless by each of Parent and the Company from and against and in respect of any and all Losses incurred by or imposed upon any Stockholder Indemnitee arising out of or in connection any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Parent or the Company contained in this Agreement. Any payments by Parent or the Company pursuant to this Section 6.2 shall be made in shares of Parent Common Stock valued at the Average Parent Share Price on the date of such payment.

(c) Thresholds. No Indemnitee shall be entitled to indemnification pursuant to Section 6.2(a) or Section 6.2(b) for any Losses until the aggregate amount of all Losses under all claims of all Parent Indemnitees, on the one hand, or all Stockholder Indemnitees, on the other, for all such breaches shall exceed the Threshold (as hereinafter defined), at which time only Losses incurred in excess of the Threshold shall be subject to indemnification hereunder. The "Threshold" shall be one hundred thousand dollars ($100,000). Notwithstanding anything to the contrary contained herein, all amounts due to Parent pursuant to the Working Capital Adjustment set forth in Section 1.9 hereof shall not be subject to the provisions of this Section 6.2(c).

(d) Maximum Liability. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of Losses recoverable (i) by the Parent Indemnitees pursuant to Section 6.2(a) and (ii) by the Stockholder Indemnitees pursuant to Section 6.2(b) shall be eight million dollars ($8,000,000).

Section 6.3  Manner of Indemnification.

(a) Claims of indemnification by any Parent Indemnitee under this Article VI (an "Indemnification Claim") shall be paid solely and exclusively from the Escrow Fund withheld and deposited into an escrow pursuant to the Escrow Agreement in accordance with Section 1.6. The Escrow Fund so deposited shall be held and distributed in accordance with the Escrow Agreement.

(b) Each Indemnification Claim with respect to the Escrow Fund shall be made only in accordance with this Article VI and the Escrow Agreement and all other Indemnification Claims shall be made only in accordance with this
Article VI (as applicable).

Section 6.4  Stockholder Representative.

By voting to approve the Merger or accepting the Merger Consideration, the Stockholders shall AUTOMATICALLY BE DEEMED TO HAVE APPOINTED MR. JAMES OUSLEY AS THE REPRESENTATIVE AND ATTORNEY-IN-FACT OF THE STOCKHOLDERS OR STOCKHOLDER REPRESENTATIVE (the "Stockholder Representative"). The Stockholder Representative has unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement or the Escrow Agreement, and Parent and the Company shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time prior to the mailing of the Proxy Statement in connection with the Company Stockholders' Meeting, the Stockholder Representative may be changed by written notice to Parent from the board of directors of the Company. At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Fund can appoint a new Stockholder Representative by written consent by sending notice and a copy of the written consent appointing such new Stockholder Representative signed by holders of a majority in interest of the Escrow Fund to Parent and the Escrow Agent.
Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent or the Company and the Escrow Agent.

Section 6.5  Third-Party Claims.

(a) If an Indemnitee becomes aware of a third-party claim that the Indemnitee believes, in good faith, may result in an Indemnification Claim by it, the Indemnitee shall notify the Stockholder Representative in the event of claims pursuant to Section 6.2(a), or Parent, in the event of claim pursuant to Section 6.2(b) (each, an "Indemnitee") of such claim, and the Indemnitor shall be entitled to participate in any defense at the sole cost and expense of the Indemnitor. If (i) the claim is primarily for non-monetary damages (other than penalties payable to a Governmental Entity),
(ii) the claim relates to a dispute with any customer of the Company's business, (iii) the results of such claim would likely materially interfere with Parent's business or the Company's business, (iv) the Stockholders are not solely liable for any damages pursuant to the claim (the claims described in (i), (ii), (iii), and (iv) are collectively referred to as "Buyer-Controlled Claims") or (v) the Stockholder Representative declines to defend such third-party claim pursuant to paragraph (b) hereof, then Parent or the Company, as applicable, shall conduct and control such defense, but shall not settle any such claim without the consent of the Stockholder Representative, such consent not to be unreasonably withheld or delayed; provided, however, that, if the consent of the Stockholder Representative is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and neither the Stockholder Representative nor any other Stockholder shall have any power or authority to object under any provision of this Article VI to the amount of any demand by Parent or the Company for indemnification with respect to such settlement.

(b) For claims other than Buyer-Controlled Claims, and upon written notice to the Indemnitee within 10 days of the notice provided for in the first sentence of paragraph (a) above, the Indemnitor shall have the right to defend, with counsel reasonably satisfactory to Indemnitee, at the sole cost and expense of the Indemnitor, such third party claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Stockholder Representative to a final conclusion or will be settled at the discretion of the Indemnitor (but only with the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, but with it being agreed by the parties that the Indemnitor's inability to pay any portion of any settlement amount is a reasonable factor for which the Indemnitee may withhold such consent); provided, however, that, if the consent of the Indemnitee is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and the Indemnitor shall not have any power or authority to object under any provision of this Article VI to the amount of any demand by the Indemnitee for indemnification with respect to such settlement. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information or documentation relating to such defense.

Section 6.6  Exclusive Remedy.

(a) Notwithstanding any other provision of this Agreement to the contrary, the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnitees from and after the Effective Time for any claims arising under this Agreement and shall constitute a cap and limitation on Parent Indemnitees' remedies under this Agreement, including any claims of breach of any representation, warranty, covenant or agreement in this Agreement.

(b) If the Closing occurs, then the indemnification under this Article VI shall be the parties' sole and exclusive remedy, each against the other, for recoveries of monetary damages with respect to misrepresentations and breaches and failures to comply with or non-fulfillment of the representations and warranties, covenants and agreements in this Agreement (except for matters of fraud, and except for any claim by the Stockholders for a failure of Parent to pay the Merger Consideration).

Section 6.7  Waiver of Defenses.

To the maximum extent permitted by law, each indemnifying party waives
(a) any claim or defense that the indemnity provided for herein or any other provision of any Transaction Document does not constitute an enforceable obligation of the indemnifying party as a matter of Applicable Law, provided that the foregoing shall not constitute a waiver of any claim or defense regarding the merits of any particular Indemnification Claim and (b) any immunity in respect of actions seeking to enforce any Transaction Document in accordance with its terms that it may now or hereafter be entitled to claim on grounds of sovereignty or an act of State.

Section 6.8  Treatment of Indemnity Payments.

To the extent permitted by applicable law, all indemnity payments made to Parent in the form of cash will be treated as a contribution by the indemnifying Stockholders to the capital of the Company immediately prior to the consummation of the transactions contemplated hereby, all indemnity payments made to Parent in the form of Parent Common Stock will be, and will be treated as, an adjustment to the Merger Consideration, and all indemnity payments made to Stockholder Indemnitees will be, and will treated as, an adjustment to the Merger Consideration.


                                  ARTICLE VII
                        CONDITIONS PRECEDENT TO THE MERGER

Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted and the Certificate Amendment shall have been duly approved, in each case, by the requisite vote of stockholders of the Company in accordance with Applicable Law, the Company Certificate and the Company's Bylaws (the "Company Stockholder Approval").

(b) Parent Stockholder Approval. The Share Issuance shall have been duly approved by the requisite vote of stockholders of Parent in accordance with Applicable Law (including, without limitation, the rules and regulations of NASDAQ), the Parent Certificate of Incorporation and the Parent Bylaws (the "Parent Stockholder Approval").

(c) No Order. No court or other Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, Parent or Acquisition Sub, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.7 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

(d)  HSR and Other Approvals/Consents or Waivers.

  (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

(e) Registration Statement. The Registration Statement shall have been declared and continue to be effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the knowledge of the Company, threatened by the SEC.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.

Section 7.2  Conditions to Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger shall be subject to the satisfaction or written waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) Each of Parent and Acquisition Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement and on and as of Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Effective Time (without duplication), such inaccuracies do not constitute a Material Adverse Effect on Parent as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). The Company shall have received certificates signed on behalf of each of Parent and Acquisition Sub by one of its officers to such effect.

(b) Escrow Agreement. Parent and Escrow Agent shall have executed and delivered the Escrow Agreement.

(c) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement in the form of Exhibit H.



(d) Consent of Parent Lender/Pay-Off of Credit Facility. Parent shall have obtained any necessary consents or approvals of its lenders under that certain credit facility with US Bank, National Association, in connection with the Merger and the transactions contemplated herein or paid in full all outstanding obligations under such credit facility and terminated such credit facility in accordance with its terms.

Section 7.3  Conditions to Obligations of Parent and Acquisition Sub.

The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, and (ii) each of the representations and warranties of the Company contained in this Agreement, as amended by the Company Disclosure Schedule, shall have been true and correct when made, and shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), except that any inaccuracies in such representations and warranties (other than the representations and warranties contained in Section 3.5(b), which shall be true and correct in all material respects as of such date) will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Effective Time (without duplication), such inaccuracies do not constitute a Material Adverse Effect on the Company as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b) Consents. The Company shall have obtained the consent or approval of each person or Governmental Entity listed on Schedule 7.3(b), except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Acquisition Sub or upon the consummation of the transactions contemplated in this Agreement.

(c) Escrow Agreement. The Company and Escrow Agent shall have executed and delivered the Escrow Agreement.

(d) Director and Officer Resignations. All of the directors of the Company and any officers thereof designated by Parent, shall have tendered their resignations in form and substance satisfactory to Parent.

(e) Certificate Amendment. The Certificate Amendment shall have been approved by the Company's stockholders and filed with and accepted by the Secretary of State of the State of Delaware and the Company shall have provided Parent with a copy of such filing certified by the office of the Secretary of State of the State of Delaware.

(f) Director and Officer Loans. Those loans made to directors and/or officers of the Company as listed in Section 3.23 of the Company Disclosure Schedules must be paid in full.

(g) Lock-Ups. Each of the Stockholders listed on Exhibit A shall have executed and delivered lock-up agreements in the form attached hereto as Exhibit F in connection with the shares of Parent Common Stock being received by such Stockholders.

(h) Existing Registration Rights Agreement. That certain Registration Rights Agreement, dated as of April 3, 2003, by and among the Company and the holders of the Series A Preferred Stock and the Series B Preferred Stock shall have been terminated pursuant to its terms and be of no further force or effect or shall have been amended to make its terms expressly not applicable to any equity securities of Parent or Acquisition Sub.


                              ARTICLE VIII
                     TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)  by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) Business Days following receipt by such other party of written notice of such failure to comply;

(c) by Parent if (i) there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of Parent's and Acquisition Sub's obligations to effect the Merger pursuant to Section 7.3(a), which breach has not been cured within fifteen
(15) Business Days following receipt by the breaching party of written notice of the breach; (ii) the Company's Board of Directors shall have submitted or recommended to the Stockholders a Superior Proposal; (iii) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger; or (iv) the Company shall have willfully and deliberately breached its obligations under Section 4.2;

(d) by the Company if (i) there has been a breach of a representation or warranty of Parent or Acquisition Sub that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the Merger pursuant to Section 7.2(a), which breach has not been cured within fifteen
(15) Business Days following receipt by the breaching party of written notice of the breach, (ii) the Company receives a Superior Proposal and resolves to accept a Superior Proposal, but only if the Company has paid all amounts due to Parent pursuant to Section 8.2(b) or (iii) Parent's Board of Directors shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Share Issuance;

(e) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on June 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(f)  by either Parent or the Company if (i) the Company Stockholders'
Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the vote of the stockholders of the Company required by applicable law; provided, however, that the right to terminate this Agreement under this Section
8.1(f) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such or failure to act constitutes a material breach of this Agreement;

(g) by either Parent or the Company if (i) the Parent stockholders' meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on a proposal to approve the Share Issuance, and (ii) this Share Issuance shall not have been approved at the Parent stockholders' meeting (and shall not have been adopted at any adjournment or postponement thereof) by the vote of the stockholders of Parent required by applicable law; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Parent where the failure to obtain the Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach of this Agreement.

Section 8.2  Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Acquisition Sub or their respective stockholders, officers or directors (except for any provisions in this Agreement that expressly provide for their survival of the termination of this Agreement, including, without limitation, the obligations to pay certain damages provided in this
Section 8.2); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.

(b)  If this Agreement is terminated

  (A) by Parent pursuant to Section 8.1(c)(ii), 8.1(c)(iii) or 8.1(c)(iv),

  (B) by Parent or the Company pursuant to Section 8.1(f), only if at the time of the Company Stockholders' Meeting, a Third Party Acquisition proposal has been publicly disclosed and not withdrawn, or

  (C) by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent by wire transfer in immediately available funds two million dollars ($2,000,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in
Section 8.1 giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(b) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(c) If (A) this Agreement is terminated and has resulted in a payment by the Company to Parent pursuant to Section 8.2(b), and (B) within fifteen
(15) months thereafter, the Company consummates a Third Party Acquisition, then the Company shall pay to Parent by wire transfer in immediately available funds an additional one million dollars ($1,000,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in clause (B) above. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(c) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(d)  If this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(f) in circumstances other than those described in Section 8.2(b)(B), then the Company shall pay to Parent by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(f) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this
Section 8.2(d) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(e)  If this Agreement is terminated by Parent or the Company pursuant to
Section 8.1(g), then Parent shall pay to the Company by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(g) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this
Section 8.2(e) represents liquidated damages and not a penalty. Parent hereby waives any right to set-off or counterclaim against such amount.

(f) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then Parent shall pay to the Company by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(d)(iii) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this
Section 8.2(f) represents liquidated damages and not a penalty. Parent hereby waives any right to set-off or counterclaim against such amount.

(g) If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) as the result of a willful and deliberate breach by the Company and if (1) Parent is not then in material breach of any of its obligations under this Agreement, (2) the Company has received a Third Party Acquisition proposal and (3) within fifteen (15) months thereafter, the Company consummates a Third Party Acquisition, then, the Company shall pay to Parent by wire transfer in immediately available funds three million dollars ($3,000,000) as a non-refundable fee within five Business Days after the consummation of the Third Party Acquisition referred to in clause (3) of the immediately preceding sentence. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(g) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

(h) Upon the termination of this Agreement under circumstances in which the payments pursuant to Section 8.2(b), Section 8.2(d), Section 8.2(e), Section 8.2(f) or Section 8.2(g) become payable, in addition to any other remedies that the parties may have as a result of such termination, the non-terminating party shall reimburse the terminating party, upon submission of one or more statements therefore, accompanied by reasonable supporting documentation, for the amount of all documented costs, fees and expenses reasonably incurred by or on behalf of the terminating party in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including filing fees, and fees payable to printers, legal counsel, brokers, finders, financial and other service providers) up to a maximum of four hundred thousand dollars ($400,000).

(i) Solely for purposes of this Section 8.2 "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of all equity interest of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of all or substantially all of the assets of the Company and its subsidiaries; or
(iii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares.

Section 8.3  Amendment.

This Agreement may not be amended other than by an instrument in writing signed on behalf of each of the parties hereto, which such amendment may be made at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company.

Section 8.4  Waiver.

At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. A party's waiver of a condition to Closing set forth in Sections 7.2 or 7.3 shall not operate as a waiver of any of such party's rights to indemnification pursuant to Article VI in connection with the breach of any representation, warranty, covenant or agreement that resulted in the failure of such condition.


                                ARTICLE IX
                           GENERAL PROVISIONS

Section 9.1  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Acquisition Sub, to:
      California Amplifier, Inc.

      460 Calle San Pablo
      Camarillo, CA, 93012
      Attn: Chief Executive Officer
      Facsimile No.:  805-482-5842

with copies to:

      Gibson, Dunn & Crutcher LLP
      333 S. Grand Ave.
      Los Angeles, California 90071
      Attention:  Peter F. Ziegler, Esq.
      Facsimile No.:  213-229-6595

(b)  if to the Company, to:

      Vytek Corporation
      12670 High Bluff Drive
      San Diego, CA  92130
      Phone:  (858) 947-1719
      Fax:  (858) 792-0270
      Attn:  Chief Executive Officer

with a copy to:

      Paul, Hastings, Janofsky & Walker LLP
      3579 Valley Center Drive
      San Diego, CA 92130
      Phone:  (858) 720-2500
      Fax:   (858) 720-2555
      Attn:  Carl R. Sanchez, Esq.
             Deyan P. Spiridonov, Esq.

(c)  if to the Stockholder Representative, to:

      James Ousley
      12670 High Bluff Drive
      San Diego, CA  92130
      Phone:  (858) 947-1719
      Fax:  (858) 792-0270


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 9.2  Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

(c) "Business Day" means any day other than a Saturday, Sunday, Federal holiday or day on which banks in Los Angeles are required or permitted by law to be closed.

(d) "Company's knowledge" or "knowledge of the Company" means the actual knowledge of the individuals set forth on Schedule 9.2(d) of the Company Disclosure Schedule.

(e) "Parent's knowledge" or "knowledge of Parent" means the actual knowledge of the individuals set forth on Schedule 9.2(e) of the Parent Disclosure Schedule.

(f) "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

(g) "actual knowledge" means such individual is aware of the facts, circumstances, events or other matters at issue. Any such individual will also be deemed to have actual knowledge of any facts, circumstances, events or other matters that are contained in any books and records of such persons.

Section 9.3  Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.4  Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for Section 5.10 and Section 5.13, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.5  Governing Law.

Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement and any disputes arising hereunder or controversies with respect to the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.6  Assignment.

Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 9.7  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.8  Defined Terms.

Each of the following terms is defined in the Section identified below:

Acquisition Sub                                Preamble
actual knowledge                               Section 9.2(g)
Affiliated Person                              Section 3.23(a)
Agreement                                      Preamble
Applicable Law                                 Section 3.17
Applicable Law                                 Section 2.11
Auditor                                        Section 1.9(c)
Average Parent Share Price                     Section 1.5(g)
Blue Sky Laws                                  Section 2.4
Business Day                                   Section 9.2(c)
Buyer-Controlled Claims                        Section 6.5(a)
CAMP                                           Preamble
Certificate Amendment                          Recitals
Certificate of Merger                          Section 1.2
Certificates                                   Section 1.6(c)
Closing                                        Section 1.16
Closing Balance Sheet                          Section 1.9(a)
Closing Date                                   Section 1.16
Code                                           Recitals
Common Stock Exchange Ration                   Section 1.5(d)(i)
Company                                        Preamble
Company Balance Sheet                          Section 3.5(a)
Company Balance Sheet Date                     Section 3.5(a)
Company Capital Stock                          Section 3.2(a)
Company Certificate                            Recitals
Company Common Stock                           Section 1.5
Company Compensation Agreements                Section 3.10(a)
Company Disclosure Schedule  Article III       Preamble
Company Financial Statements                   Section 3.5(a)
Company Incentive Plans                        Section 3.2(a)
Company Insiders                               Section 5.14
Company Intellectual Property                  Section 3.14(a)
Company Option                                 Section 1.5(e)
Company Permits                                Section 3.17
Company Plan                                   Section 3.11(c)
Company Preferred Stock                        Section 3.2(a)
Company Significant Contract(s)                Section 3.10(b)
Company Stockholder Approval                   Section 7.1(a)
Company Stockholders                           Section 1.5
Company Stockholders' Meeting                  Section 5.2(a)
Company Warrants                               Section 1.5(h)
Company's knowledge                            Section 9.2(d)
Confidentiality Agreement                      Section 5.4(a)
Constituent Corporations                       Preamble
Continuing Employees                           Section 5.13
Copyrights                                     Section 3.14(a)
DGCL                                           Section 1.1
Dispute Period                                 Section 1.9(c)
Dissenting Shares                              Section 1.15
Dissenting Stockholder                         Section 1.15
Effective Time                                 Section 1.2
employees                                      Section 3.13(c)
Environmental Law                              Section 3.20(a)
Environmental Permit                           Section 3.20(a)
ERISA Affiliate                                Section 3.11(c)
Escrow Agent                                   Section 1.6(b)
Escrow Agreement                               Section 1.6(b)
Escrow Fund                                    Section 1.6(b)
Exchange Act                                   Section 2.4
Exchange Agent                                 Section 1.6(a)
Exchange Fund                                  Section 1.6(a)
Fifteen-Month Release Date                     Section 1.6(b)
Final Working Capital                          Section 1.9(d)
Fixed Assets                                   Section 3.24
GAAP                                           Section 1.9(a)
Governmental Entity                            Section 2.3
Hazardous Substances                           Section 3.20(a)
HSR Act                                        Section 2.4
Indemnification Agreements                     Section 5.10(a)
Indemnification Claim                          Section 6.3(a)
Indemnified D&O's                              Section 5.10(a)
Indemnitee                                     Section 6.5(a)
Indemnitees                                    Section 6.2(b)
independent contractors                        Section 3.13(c)
Insurance Policies                             Section 3.22
Insured Parties                                Section 5.10(d)
Intellectual Property                          Section 3.14(a)
Joint Proxy Statement                          Section 5.1
Junior Preferred Stock                         Section 1.5
knowledge of Company                           Section 9.2(d)
knowledge of Parent                            Section 9.2(e)
Liens                                          Section 3.24
Losses                                         Section 6.2(a)(ii)
Marks                                          Section 3.14(a)
Material Adverse Effect on the Company         Section 3.1
Material Adverse Effect on the Parent          Section 2.1
Merger                                         Recitals
Merger Consideration                           Section 1.5(d)(ii)
NASDAQ                                         Section 2.4
Notice of Superior Proposal                    Section 4.2(c)
Parent                                         Preamble
Parent Balance Sheet Date                      Section 2.7
Parent Capital Stock                           Section 2.2(a)
Parent Certificate                             Section 1.6(c)
Parent Common Stock                            Section 1.5(a)(i)


Parent Disclosure Schedule                     Article II Preamble
Parent Incentive Plans                         Section 2.2(a)
Parent Indemnitees                             Section 6.2(a)(i)
Parent Options                                 Section 2.2(a)
Parent Permits                                 Section 2.11
Parent Preferred Stock                         Section 2.2(a)
Parent SEC Documents                           Section 2.12(a)
Parent Stockholder Approval                    Section 7.1(b)
Parent's knowledge                             Section 9.2(e)
Patents                                        Section 3.14(a)
Permitted Liens                                Section 2.4
Person                                         Section 9.2(d)
Pre-Closing Period                             Section 4.1(a)
Pro Rata Portion                               Section 1.6(b)
Real Estate                                    Section 3.25
Registrable Resale Shares                      Section 5.1
Registration Statement                         Section 2.2
Relevant Date                                  Section 1.5(g)
Review Period                                  Section 1.9(b)
Rule 145 Affiliates                            Section 5.3(b)
S-3 Amendment                                  Section 5.1
SEC                                            Section 2.3
Securities Act                                 Section 2.3
Series A Exchange Ratio                        Section 1.5(a)(i)
Series A Preferred Stock                       Section 1.5(a)(i)
Series A Share Allocation                      Section 1.5(d)(iii)
Series B Exchange Ratio                        Section 1.5(a)(ii)
Series B Preferred Stock                       Section 1.5(a)(ii)
Series B Share Allocation                      Section 1.5(d)(iv)
Share Issuance                                 Recitals
Shares                                         Section 1.5(d)(v)
Significant Stockholders                       Section 5.3(a)
SOXA                                           Section 2.12(d)
Specified Assets                               Section 1.9(a)
Specified Liabilities                          Section 1.9(a)
State Takeover Approvals                       Section 2.4
Stockholder Indemnitees                        Section 6.2(b)
Stockholder Representative                     Section 6.4
Subsidiary                                     Section 9.2(b)
Superior Proposal                              Section 4.2(d)
Surviving Corporation                          Section 1.1
Target Working Capital                         Section 1.9(d)
Tax Return                                     Section 3.9
Taxes                                          Section 3.9
Third Party                                    Section 4.2(d)
Third Party Acquisition                        Section 4.2(d)
Total Merger Shares                            Section 1.5(d)(vi)
Trade Secrets                                  Section 3.14(a)
Transaction Expenses                           Section 5.6
Two-Year Release Date                          Section 1.6(b)
Valuation Period                               Section 1.5(g)
Working Capital                                Section 1.9(a)
Working Capital Adjustment                     Section 1.9(d)
Working Capital Statement                      Section 1.9(a)


IN WITNESS WHEREOF, Parent, Acquisition Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.



CALIFORNIA AMPLIFIER, INC.
a Delaware Corporation

By:   /s/ Fred M. Sturm
    ---------------------
Name:  Fred M. Sturm
Title: President & CEO


MOBILE ACQUISITION SUB, INC.,
a Delaware Corporation

By:    Fred M. Sturm
    ---------------------
Name:  Fred M. Sturm
Title: President & CEO


VYTEK CORPORATION,
a Delaware Corporation
By:   /s/ James E. Ousley
    -----------------------
Name:  James E. Ousley
Title: CEO


solely for purposes of Section 6.4,
JAMES OUSLEY

   /s/ James E. Ousley
 -----------------------